Exhibit 99.h(20)

BECK, MACK & OLIVER LLC
360 Madison Avenue
New York, n.y. 10017-7111

TELEPHONE 212 661-2640
FACSIMILE 212 953-2511

November 17, 2009

Stacey Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE:           Contractual Waivers and Reimbursements

Dear Mr. Hong:

Back, Mack & Oliver LLC (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for the Beck, Mack & Oliver Partners Fund (the “Fund”), a series of the Forum Funds (the “Trust”), do not exceed 1.00% from November 18, 2009 through July 31, 2011.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund.  Unless otherwise amended or terminated, this agreement will terminate on July 31, 2011.

Very truly yours,

By:	/s/ Zachary A. Wydra
Name:	Zachary A. Wydra
Title:	Member